Exhibit 99.2

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of Rhino GP LLC, a Delaware limited liability company, the general partner of Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 filed by the Partnership with the Securities and Exchange Commission (Registration No. 333-166550) (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 16, 2010

/s/ DOUGLAS LAMBERT
Douglas Lambert